Exhibit 11

                               HALLIBURTON COMPANY
                        COMPUTATION OF EARNINGS PER SHARE
                   FOR THE THREE YEARS ENDED DECEMBER 31, 1997

     The calculation  below for earnings per share of the $2.50 par value Common
Stock of the Company on a basic, diluted and fully diluted basis is submitted in accordance with Regulation S-K Item 601(b)(11).

                                                                   1997              1996               1995
                                                            ----------------   ------------------  -------------
                                                                    (In millions except per share data)
Basic:
   Net income                                               $        454.4     $        300.4      $      183.7

   Average number of common shares outstanding                       255.4              249.9             248.3

   Basic net income per share:                              $         1.78     $         1.20      $       0.74
----------------------------------------------------------- ----------------   ------------------  -------------

Diluted:
   Net income                                               $        454.4     $        300.4      $      183.7

   Average number of common shares and common
   share equivalents outstanding                                     259.5              252.2             249.4

   Diluted net income per share:                            $         1.75     $         1.19      $       0.74
----------------------------------------------------------- ----------------   ------------------  -------------

Fully diluted:
   Net income                                               $        454.4     $        300.4      $      183.7
   Add after-tax interest expense applicable to zero
   coupon convertible subordinated debentures
   due 2006                                                            -                  -                12.5
                                                            ----------------   ------------------  -------------
   Adjusted net income                                      $        454.4     $        300.4      $      196.2

   Average number of common shares, common share
   equivalents, and potential shares associated with
   the zero coupon convertible subordinated
   debentures outstanding                                            259.5              252.2             256.0

   Fully diluted net income per share:                      $         1.75     $         1.19      $       0.77
----------------------------------------------------------- ----------------   ------------------  -------------

The foregoing computations do not reflect the potentially dilutive effect the Company's Preferred Stock Purchase Rights Plan could have in the event such Rights become exercisable and any shares of either Series A Junior Participating Preferred Stock or Common Stock of the Company are issued upon the exercise of such Rights. Reference is made to Note 9 to the financial statements of this annual report.

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